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                                                                                                        13
EXHIBIT 11 - Statement Re:  Computation of Earnings Per Share


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                                                                       Three Months Ended
                                                                           March 31,
                                                                     1997             1996
                                                                    (Thousands of dollars,
                                                                     except per share data)
                                                                          (Unaudited)
Primary

Average common shares outstanding                                   28,997           25,932

Net effect of dilutive stock options and warrants
   based on the treasury stock method using
   average market price                                              3,757            2,886

Total                                                               32,754           28,818

Net income                                                        $  2,004         $  2,120

Preferred dividends                                                     --             (108)

Adjusted net income                                               $  2,004         $  2,012

Earnings per common share                                         $    .06         $    .07




Fully Diluted

Average common shares outstanding                                   28,997           25,932

Net effect of dilutive stock options and warrants
   based on the treasury stock method using the
   greater of the average market price or the
   ending market price                                               3,756            3,345

Total                                                               32,753           29,277

Net income                                                        $  2,004         $  2,120

Preferred dividends                                                     --             (108)

Adjusted net income                                               $  2,004         $  2,012

Earnings per common share                                         $    .06         $    .07
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